Exhibit 99.1

Potbelly Corporation Provides Second Quarter Business Update

The Company to Participate at the William Blair 43rd Annual Growth Stock Conference

CHICAGO, June 6, 2023 – Potbelly Corporation (NASDAQ: PBPB), (“Potbelly” or the “Company”) the iconic neighborhood sandwich shop, today reported preliminary unaudited same-store sales results for the second quarter 2023 to-date, in connection with its participation at the William Blair 43rd Annual Growth Stock Conference today.

	Period 4	Period 5	2Q QTD[1]
Same-store sales	+15.1%	+13.7%	+14.4%
Average Unit Volumes (Weekly)[2]	$26,070	$26,240	$26,160

[1]	2Q QTD same-store sales are through 5/28
[2]	Average Unit Volumes (Weekly) rounded to the nearest $10

Bob Wright, President and Chief Executive Officer of Potbelly Corporation, commented, “We are thrilled with our top line momentum, resulting in a same-store sales growth of 14.4% thus far in the second quarter. Our same-store sales growth exceeded our initial expectations and has been broad-based with double digit growth across all store types as well as both dine-in and digital. Importantly, we continued to see strong customer traffic, driven by our focus on menu innovation, operational efficiencies and impactful marketing initiatives. As we look ahead, we will continue to execute against our Five-Pillar strategy that serves as the foundation for our growth and strategic success.”

Conference Participation

The Company will participate at the William Blair 43rd Annual Growth Stock Conference today, June 6, 2023 in Chicago, IL. Bob Wright, Chief Executive Officer and Steve Cirulis, Chief Financial Officer, are scheduled to present at 8:40 AM CT and host one-on-one meetings with investors.

Interested parties can access the presentation on the Investor Relations section of the Company’s website at www.potbelly.com under the “Events and Presentations” section.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country - with over 425 shops in the United States including 55 franchised shops in the United States. For more information, please visit our website at www.potbelly.com.

Forward Looking Statements

This press release may contain statements that might be considered forward-looking statements or predictions of future operations including with respect to the Company’s ability to successfully execute against its Five-Pillar strategy. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that it is unable to successfully execute against its Five-Pillar strategy. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

Contact:

Investor Relations

Jeff Priester

ICR

investor@potbelly.com